Exhibit 99.1

NEWS RELEASE Contact: Alan Hill VP, Corp. Communications 703-234-6854 alan.hill@si-intl.com

SI International Agrees to Acquire Zen Technology, Inc.

Acquisition Broadens Client Base

RESTON, VA – February 8, 2006 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that it has signed a definitive agreement to acquire the outstanding capital stock of Zen Technology, Inc. (Zen).  The acquisition is designed to support SI International’s strategic growth plan to broaden its customer base and enhance its portfolio of mission-critical solutions.  The acquisition of Zen is intended to enable SI International to strengthen its relationships with several key Department of Defense (DoD) and civilian agency clients.  The terms of the definitive agreement provide that SI International will acquire Zen for $60 million in cash.  SI International and Zen plan to complete the transaction within the first quarter of 2006.

Zen is a rapidly-growing Federal government IT contractor specializing in managed network services, information assurance, software development and systems engineering, database and systems administration and IT consulting.  Zen’s largest clients include the Missile Defense Agency (MDA), DoD Washington Headquarters Services (WHS), Federal Communications Commission (FCC), the Pension Benefit Guaranty Corporation (PBGC), and the Federal Trade Commission (FTC).  Zen, a privately-held, Subchapter S corporation headquartered in Bethesda, Maryland, has approximately 275 employees with approximately 50 percent holding secret or above clearances.

“The acquisition of Zen will support SI International’s ongoing strategic focus on broadening our client base and enhancing our portfolio of capabilities to provide the Federal government with exceptional service quality that delivers ‘Rapid Response, Rapid Deployment™’ of mission-critical IT needs,” stated SI International’s President and CEO Brad Antle.  “We believe that Zen’s client base, such as the Missile Defense Agency, is aligned with some of the higher priority areas in the Federal IT sector.  Given the many cross-selling possibilities, this acquisition positions us well for strong organic growth in the foreseeable future.”

Commenting on the acquisition, Zen CEO Donald Reed said, “We believe the combination with SI International will generate many immediate and long-term benefits to our customers and employees.  While Zen has enjoyed a great deal of success to date, to reach the next level of growth, we recognize that it makes sense to join a company with SI International’s scope, scale, and strong rapid response, rapid delivery track record and reputation in the Federal IT sector.”

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For the trailing twelve months ended November 30, 2005, Zen had revenues of approximately $38 million and operating profit of approximately $6.0 million.  SI International expects to pay the purchase price with cash-on-hand and additional borrowings from its senior credit facility.  .SI International expects the proposed acquisition to be accretive to earnings immediately.

For the trailing twelve months ended November 30, 2005, Zen generated approximately 100 percent of its revenue from work performed for the Federal government.  Approximately 60 percent of revenues were from contracts with the Department of Defense agencies and 40 percent were derived from contracts with federal government civilian agencies.  Zen generated 80 percent of FY05 revenue as a prime contractor.

The consummation of the acquisition is subject to the satisfaction of a number of conditions precedent, including SI International obtaining the consent of its senior lender to increase the size of its credit facility and consummate the acquisition.  There can be no assurances that the acquisition will be consummated.  SI International has successfully acquired and integrated seven businesses since 1999.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 4,000 employees.  More information about SI International can be found at www.si-intl.com.

About Zen Technology: Founded in 1994, Zen is an information technology company based in Bethesda, Maryland.  It provides managed network services, information assurance, systems engineering, database and systems administration, and IT consulting services primarily to federal government clients in the Washington D.C. metropolitan area.  Zen combines both superior technical depth across the managed IT services spectrum and competitive cost structures for its clients.  Zen has been named to the Washington Technology Fast 50, honoring the region’s fastest-growing technology firms, for the past two years. More information about Zen can be found at www.zentech.com. Houlihan Lokey Howard & Zukin acted as financial advisor to Zen.

This news release contains various remarks about the future expectations, plans and prospects of SI International that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of the failure of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the Zen Technology businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition, the strengthening of relationships with key clients, and cross-selling opportunities; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  SI International undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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